Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have included our report dated April 5, 2011, except for Note 1, Note 2(x), and the first paragraph of Note 19, as to which the date is __________, 2011, with respect to the combined financial statements of Alon Brands, Inc. and subsidiaries and affiliates contained in Amendment No. 6 to the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note 1 to the combined financial statements. We consent to the use of the aforementioned report in Amendment No. 6 to the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
April 15, 2011